Exhibit 2.2

[EXECUTION COPY]

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement dated as of December 18, 2007 (this “Amendment”) is by and among Ambrose Energy I, Ltd., and each of the other parties which are listed as a party Seller on the signatures pages hereof and which execute a counterpart of this Amendment (all of the foregoing described parties are referred to collectively as “Seller” or “Parties Seller” and individually as a “Party Seller”), Windsor Permian LLC (“Buyer”) and Gulfport Energy Corporation (“Gulfport”).

Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of November 28, 2007, and subsequently entered into that certain First Amendment to Purchase and Sale Agreement dated as of December 3, 2007, pursuant to which Seller has agreed to sell to Buyer the Assets, as defined therein, subject to the terms and conditions therein (collectively, the “Purchase Agreement”).

Buyer and Gulfport entered into that certain Assignment of Contract Rights dated December 12, 2007 pursuant to which Buyer assigned to Gulfport a 50% interest in Buyer’s right, title and interest in the Purchase Agreement (the “Buyer Assignment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and Gulfport agree as follows:

1. Gulfport ratifies, affirms and approves the Purchase Agreement and is hereby added as a “Buyer” thereto such that Windsor Permian LLC and Gulfport Energy Corporation, for purposes of the Purchase Agreement and this Amendment, are hereinafter referred to collectively as “Buyer” or “Parties Buyer” and individually as a “Party Buyer.”

2. Seller consents to the Buyer Assignment and the addition of Gulfport as a Buyer or Party Buyer as set forth herein; provided, however, that notwithstanding anything contained in this Amendment such consent and the Buyer Assignment shall not relieve Windsor Permian LLC of any of its original obligations under the Purchase Agreement, including without limitation, its original obligations under Section 10.08 and Section 13.01 of the Purchase Agreement.

3. Section 6.01 of the Purchase Agreement is hereby amended in its entirety to read as follows:

Section 6.01 Representations and Warranties. Each Party Buyer represents and warrants to Seller, severally with respect to itself only and not with respect to any other Party Buyer, that:

(a)	Existence. Such Party Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Party Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(b)	Legal Power. Such Party Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with

(i)	any provision of such Party Buyer’s formation documents and other governing documents;

(ii)	any material agreement or instrument to which such Party Buyer is a party or by which such Party Buyer or its assets are bound; or

(iii)	any judgment, order, ruling or decree applicable to such Party Buyer as a party in interest or any law, rule or regulation applicable to such Party Buyer.

(c)	Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of such Party Buyer. This Agreement constitutes the legal, valid and binding obligation of such Party Buyer enforceable against such Party Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

(d)	Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of such Party Buyer or any affiliate of such Party Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

(e)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of such Party Buyer’s knowledge threatened against such Party Buyer or any affiliate of such Party Buyer.

(f)	Suits and Claims. There is no suit, action, claim, investigation or inquiry by any person or entity or by any Governmental Authority and no legal, administrative or arbitration proceeding pending or, to the best of such Party Buyer’s knowledge, threatened against such Party Buyer or any affiliate of such Party Buyer that will materially affect such Party Buyer’s ability to consummate the transactions contemplated herein.

(g)

Independent Evaluation. Such Party Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the

Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Party Buyer has relied solely upon (i) its own independent due diligence investigation of the Assets and (ii) the express representations and warranties made by Seller in this Agreement, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

(h)	Qualification. As of the Closing such Party Buyer or its representative shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets. Without limiting the foregoing, such Party Buyer or its representative is, as of the Closing, and thereafter will continue to be, qualified to own any federal or state oil, gas and mineral leases that constitute part of the Assets, including meeting all bonding requirements, if any.

(i)	Securities Laws. Such Party Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. With the exception of discussions with Gulfport previously disclosed to Seller, such Party Buyer has not sought or solicited, nor is such Party Buyer participating with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by such Party Buyer in connection with this transaction are such Party Buyer’s own funds.

(j)	No Holding Company. Such Party Buyer is not (a) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) subject in any respect to the provisions of that Act, other than Section 9(a)(2) thereof.

(k)	No Investment Company. Such Party Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

(l)	Funds. Such Party Buyer has arranged to have available by the Closing Date sufficient funds to enable such Party Buyer to pay in full its 50% portion of the Purchase Price in immediately available funds as herein provided and otherwise to perform its obligations under this Agreement.

5. Section 19.11 of the Purchase Agreement is hereby amended by adding at the end thereof the following:

Gulfport	Gulfport Energy Corporation
14313 N. May Ave.
Suite 100
Oklahoma City, OK 73134
Attn: Ben Russ
Phone: 405-887-8807 x182
Fax: 405-848-8816

6. Section 19.18 of the Purchase Agreement is hereby amended in its entirety to read as follows:

Section 19.18 Several Not Joint; Obligations and Rights of Parties. The obligations of Parties Seller and the Parties Buyer with respect to the Assets are several (and not joint and several) with respect to the working interests owned by each Party Seller, or to be acquired by each Party Buyer, in the Assets (excepting Windsor Permian LLC’s obligations under Section 10.08 and Section 13.01 hereof). Without limitation of the foregoing, any representation, warranty, indemnity or covenant made by Seller or the Parties Seller or any Party Seller herein or pursuant hereto, with respect to the Assets is only made by each Party Seller as to itself only or its interest in such Assets, as applicable. Without limitation of the foregoing, any representation, warranty, indemnity or covenant made by Buyer or the Parties Buyer or any Party Buyer herein or pursuant hereto is only made by each Party Buyer as to itself only or its interest to be acquired in such Assets, as applicable (excepting Windsor Permian LLC’s obligations under Section 10.08 and Section 13.01 hereof).

7. A new Section 19.20 of the Purchase Agreement shall be added to read as follows:

Section 19.20 Buyer’s Representative. Both of the Parties Buyer hereby appoint Windsor Permian LLC to serve as their exclusive representative and agent (“Buyers’ Representative”) under this Agreement for the limited purpose of (i) prior to the Closing, exercising and performing, on their behalf, those rights and duties that are expressly designated herein as a right or duty of Buyer, (ii) prior to the Closing, giving notices and requests under this Agreement, and (iii) making of adjustments to the Purchase Price. Seller may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made by the Buyers’ Representative with respect to the foregoing described matters on behalf of the Parties Buyer as fully and effectively as though each had done, performed, made or executed the same; provided, however for purposes of clarity at Closing an undivided 50% interest in the Assets shall be conveyed by the Parties Seller to each Party Buyer.

8. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement. Except as amended herein, the terms of the Purchase Agreement shall remain unchanged and in full force and effect.

9. This Amendment may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All signatures of the parties to this Amendment may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of and be binding upon such party.

[SIGNATURE PAGES TO FOLLOW]

This Amendment is executed as of the date first set forth above.

BUYER

WINDSOR PERMIAN LLC		GULFPORT ENERGY CORPORATION

By:	/s/ ROBERT G. CARTER	By:	/s/ JAMES D. PALM
Name:	Robert G. Carter	Name:	James D. Palm
Title:	President and CEO	Title:	CEO

SELLER

AMBROSE ENERGY I, LTD.

By:	SAINT AMBROSE ENERGY, LLC its sole GENERAL PARTNER

By:	/s/ DOUGLASS C. ROBISON
Name:	Douglass C. Robison
Title:	Manager

EXL PETROLEUM, LP		CHARTER PARTNERS III, LTD.

By:	EXCELSIOR ENERGY, LLC its sole GENERAL PARTNER	By:	CHARTER ROYALTY COMPANY its sole GENERAL PARTNER

By:	/s/ DOUGLASS C. ROBISON	By:	/s/ ARMAND SMITH, JR.
Name:	Douglass C. Robison	Name:	Armand Smith, Jr.
Title:	Manager	Title:	President

R&R ROYALTY, LTD.		STALKER ENERGY, L.P.

By:	MAGNUM O&G, INC. its GENERAL PARTNER	By:	STALKER ENERGY GENERAL PARTNER, LLC, its GENERAL PARTNER

By:	/s/ AVINASH C. AHUJA	By:	/s/ E. E. TREADAWAY
Name:	Avinash C. Ahuja	Name:	E. E. Treadaway
Title:	President	Title:	Chief Executive Officer

SHANEE OIL COMPANY, INC.		THE NINETY-SIX CORPORATION

By:	/s/ C. R. TIERCE	By:	/s/ W. DUNCAN KENNEDY
Name:	C. R. Tierce	Name:	W. Duncan Kennedy
Title:	President	Title:	President

OJOS VENTURES, LLC		KENNEDY MINERALS, LTD.

		By:	M&B FAMILY MINERALS LLC, its GENERAL PARTNER

By:	/s/ RONALD W. INGRAM	By:	/s/ W. DUNCAN KENNEDY
Name:	Ronald W. Ingram	Name:	W. Duncan Kennedy
Title:	President	Title:	Vice President

IRONWOOD EXPLORATION, L.L.C.		PYRITE INVESTMENTS, LTD.

		By:	PYRITE CORP., ITS GENERAL PARTNER

By:	/s/ DUNCAN M. CHISHOLM	By:	/s/ SAL J. PAGANO
Name:	Duncan M. Chisholm	Name:	Sal J. Pagano
Title:	President	Title:	President

CRAIG M. MCDONNOLD		REECE BOUDREAUX

By:	/s/ CRAIG M. MCDONNOLD	By:	/s/ REECE BOUDREAUX
	CRAIG M. MCDONNOLD, an individual		REECE BOUDREAUX, an individual